THIS ACQUISITION AND JOINT VENTURE AGREEMENT made the _____ day of February, 2014 (the "Execution Date").

AMONG

ENERTOPIA CORPORATION, a corporation duly incorporated under the laws of the State of Nevada with its executive office at 950-1130 West Pender Street, Vancouver, British Columbia

("Enertopia")

AND:

GREEN CANVAS LTD., a corporation duly incorporated under the laws of the Province of Saskatchewan with its registered and records office at 2923 Dewdney Avenue, Regina, Saskatchewan S4T 0Y1.

("GCL" and together with Enertopia, the "Parties")

AND:

TIM SELENSKI, an individual with an address at 2923 Dewdney Avenue, Regina, Saskatchewan S4T 0Y1

("Selenski")

WHEREAS:

A. GCL carries on the business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, marihuana (the "Business") located at such location having a legal description of NE Sec 08 Twp 24 Rge 05 W3 Extension 0 (the "Property").

B. Tim Selenski is the registered owner of the Property and the sole shareholder and director of GCL.

C. GCL wishes to acquire a license from Health Canada a license to designate GCL as a Licensed Producer pursuant to Canada's Marihuana for Medical Purposes Regulations (the "License")

D. The Parties and Selenski wish to enter into this Agreement to set out the terms and conditions on which Enertopia may acquire up to a 75% ownership interest in the Business and the terms and conditions on which the Parties will form a joint venture to jointly participate in the Business (the "Joint Venture").

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1. DEFINITIONS AND SCHEDULES

1.01 In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

"Effective Date" means the first business day following the day on which GCL has received the final and duly issued License from Health Canada and has notified Enertopia of such receipt.

"Environmental Laws" means all applicable civil and criminal foreign, federal, state or local laws, statutes, ordinances, common law, rule, regulations relating to pollution or protection of the environment, human health and safety, and natural resources, including those relating to releases of Hazardous Materials or otherwise relating to the use, manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

"Environmental Liability" means, with respect to any Person, any and all losses, liabilities, obligations, penalties, claims, lawsuits, criminal charges, claims, defenses, costs, judgments, trials, proceedings, damages, loss of profits, disbursements or expenses of any nature (including legal fees and the fees of consultants and experts and the expenses incurred in the investigation, defense or follow-up of any lawsuit, claim or proceeding, including any environmental claim) that may, on any date, be imposed on, incurred by or determined or ruled against, such person or any of its affiliates, shareholders, directors, officers, employees and/or agents, to the extent derived from or related to the exposure to any Hazardous Material, the release, presence, production, use, handling, emission, transportation, storage, treatment, discharge or disposal of any Hazardous Material and the infringement or alleged infringement of any Environmental Law.

"Governmental Authorities" means any governments, whether federal, provincial, or municipal, and any branch, department or ministry thereof, or any governmental agency, authority, board, tribunal or commission of any kind whatsoever.

"Hazardous Material" means all materials, wastes or substances defined by, or regulated under, any Environmental Laws as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, special waste, industrial substance or waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum, petroleum-derived products or wastes, asbestos, radioactive materials or wastes and polychlorinated biphenyls. The term Hazardous Materials shall include in general any waste, material or substance that is of a corrosive, reactive, explosive, toxic, flammable or infectious nature pursuant to the Environmental Laws, including but not limited to radon gas, asbestos, friable asbestos, asbestos containing materials, lead and lead based paint, mold, polychlorinated biphenyls, urea formaldehyde foam insulation, underground or above-ground storage tanks, whether empty or containing any substance.

"Joint Venture" has the meaning assigned thereto in Section 4.01 of this Agreement.

"Joint Venture Assets" means those assets listed in Schedule "A" hereto and any future assets purchased by or on behalf of the Business and all other property, whether real or personal, which is owned, leased, held, developed, constructed or acquired for the Business by or on behalf of the Parties.

"Joint Venture Loan" means any and all loans, debts, obligations incurred by the Parties to operate the Business in accordance with Section 6.02 hereof

"Law" or "Laws" means all applicable domestic and foreign national, federal, state and local Laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

"Lease Agreement" means the lease agreement between GCL and Selenski dated August 1, 2013 pursuant to which the Property is leased by GCL from Selenski.

"Liabilities" means: (i) any and all penalties, costs, losses, damages, judgments, settlements, disbursements, expenses, fees, obligations, debts, duties, judgments and other liabilities howsoever characterized, whether known or unknown, accrued or unaccrued, actual, contingent or otherwise, and any and all actions, claims, contests, suits, proceedings, demands and other judicial or administrative actions seeking to impose any of the foregoing; and (ii) Environmental Liabilities.

"LOI" means the letter of intent dated February 7, 2014 between Enertopia and GCL.

"MMPR" means the Canadian Marihuana for Medical Purposes Regulations.

"Management Agreements" has the meaning assigned thereto in Section 6.01.

"Management Compensation" has the meaning assigned thereto in Section 6.01.

"Mortgage" means the mortgage in the amount of $86,000 in favour of Conexus Credit Union 2006 which mortgage is registered as an interest against the Property.

"Net Profits" means income available for distribution to the Parties after deducting all expenses incurred by the Business including but not limited payment of the Management Compensation.

"Operations" means all activities carried out by the Manager in respect of the Business.

"Ownership Interest" means all the right, title and interest of a Party in and to the Joint Venture, the Joint Venture Assets, any Joint Venture Loan and accrued interest thereon and the Party's interest in and to this Agreement.

"Permitted Encumbrances" means:

a.	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

b.

servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto;

c.	liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

d.	security given in the ordinary course of the Business to any Governmental Authority in connection with the operations of the Business, other than security for borrowed money;

e.

the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

f.	the Mortgage.

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability company, unincorporated organization, estate or other business entity.

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

"Tax" and "Taxes" shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

1.02 The following are Schedules to this Agreement:

Schedule "A" – Assets of GCL
Schedule "B" – Estimated Cash Flow Calculation for the 12 months from the Execution Date
Schedule "C" – Restrictive Legends

2. INITIAL CONTRIBUTIONS & INTERESTS

2.01 The Parties contribute the following as their initial contributions to the Business:

(a)	GCL, as its initial contribution, hereby contributes all of its interest and title in the Assets set forth in Schedule "A" hereto.

(b)	Enertopia, as its initial contribution, hereby contributes the payments set forth in Section 5.01 (a) and (b) hereof.

2.02 Effective on the Execution Date, the Parties shall have the following initial Ownership Interests:

GCL	-	51%
Enertopia	-	49%

2.02 Except as otherwise provided herein, the Parties shall bear the cost and all liabilities arising under this Agreement and shall, pursuant to their respective shares, own the Business all in proportion to their respective Ownership Interests.

2.03 Unless this Agreement otherwise provides, all revenues and benefits derived from the Business shall be received by the Parties in the ratio of their Ownership Interests, and all obligations and liabilities incurred in respect of, the Business shall be received or borne by the Parties in accordance with the terms of this Agreement.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Each of GCL and Enertopia represents and warrants to the other as follows:

(a)	It is duly incorporated and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

(b)	It has the corporate or other power to enter into this Agreement.

(c)

All necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given to authorize, permit and enable it to execute and deliver this Agreement.

(d)

The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Party or any indenture, deed, agreement, undertaking or obligation of the Party or to which it is a party.

(e)

There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Party or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

(f)	This Agreement is a valid, binding and enforceable obligation of each of the Parties in accordance with its terms.

3.02 GCL and Selenski hereby jointly and severally represent, warrant and covenant to Enertopia that:

(a)

The Lease Agreement is in good standing as at the date hereof and no default has occurred thereunder and GCL has done no act whereby the Lease Agreement has in any manner become impaired, and GCL has not assigned all or any part of its interest in any of the Lease Agreement and has not granted any options, interests or other rights in and to the Lease Agreement.

(b)

The Property is free and clear of all Encumbrances except the Permitted Encumbrances and there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Property before any federal, provincial, territorial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Property.

(c)

They will maintain the Lease Agreement in good standing and they will take all such actions as may be necessary to provide that the Property will at all times during the term of this Agreement remain available for the operation of the Business.

(d)

Prior to expiry of the term of the Lease Agreement, GCL and Selenski will renew the Lease Agreement for a five year term commencing on the date of such expiry and such renewed lease agreement shall include a provision for automatic further five year term renewals thereafter.

(e)

All activities in relation to the Business up to the date hereof have been in compliance with all applicable Laws including those for the protection of the environment and no conditions exist which could give rise to the making of a remediation order or similar order in respect of the Property or which could subject Enertopia to liability.

(f)

GCL has not, and to the best of its knowledge and following due inquiry, nor has any other Person, in relation to the Business received any notice of any breach of any Law or notice of default of any of the terms or provisions of any agreements or instruments in respect of the Business and it has no knowledge of any act or omission or any condition with respect to the Business which could be give rise to any such notice.

(g)

No consent or approval of any Governmental Authorities or other Persons are required for the execution, delivery or performance of this Agreement or the grant of an Ownership Interest in the Business to Enertopia.

(h)

GCL holds, and has at all times held, all material licenses, franchises, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all applicable Laws (the "Permits") necessary for the lawful conduct of its Business as it is presently being conducted; (ii) all such Permits are in full force and effect; (iii) GCL has complied in all material respects with the terms of the Permits and there are no pending modifications, amendments or revocations of any such Permits; (iv) GCL has timely applied for all required renewals of such Permits; (v) the Property does not hold any Hazardous Material, nor is it subject to any Environmental Liability that would be expected to result in an Environmental Liability according to the Environmental Laws; and (vi) there are no pending (or, to the knowledge of GCL or Selenski, threatened) material legal, administrative, regulatory or other suits, actions, claims, audits, assessments, arbitrations or other proceedings or, to the knowledge of GCL or Selenski, investigations or inquiries with respect to the possible revocation, cancellation, suspension, limitation or nonrenewal of any Permits, and there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a revocation, cancellation, suspension, limitation or nonrenewal thereof. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Vista of its obligations hereunder will not result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit.

(i)	None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact.

(j)

The issuance of the Shares by Enertopia to the GCL as contemplated herein is being made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws pursuant to Section 2.12 of National Instrument 45-106

Prospectus and Registration Exemptions and in an offshore transaction to a person who is not a U.S. Person pursuant to Regulation S under the United States Securities Act of 1933, as amended (the "1933 Act") and GCL confirms to and covenants with Enertopia that:

(i) it will comply with all requirements of applicable securities laws in connection with the issuance to it of the shares and the resale of any of the Shares; and

(ii) the Shares have not been registered under the 1933 Act or the securities laws of any State of the United States and that Enertopia does not intend to register the Shares under the Securities Act of 1933, or the securities laws of any State of the United States and has no obligation to do so.

(j)

Upon the issuance of the Shares to GCL and until such time as is no longer required under applicable securities laws, the certificates representing the Shares will bear legends in substantially the form set forth in Schedule "C" hereto.

4. FORMATION OF JOINT VENTURE AND MANAGEMENT

4.01 Upon completion of the transactions in Section 5.01(b) below, the Enertopia and GCL shall be deemed to have formed a joint venture for the operation and further development of the Business (the "Joint Venture").

4.02 GCL shall act as the manager of the Operations (the "Manager") for so long as its Ownership Interest is 49% or more. If GCL’s Ownership Interest is less than 49%, then Enertopia shall have the option, but not the obligation, to choose to act as Manager at any time. In the absence of a decision by Enertopia to act as Manager, GCL shall continue as Manager until such time as may otherwise be determined pursuant to this Section 4.02.

4.03 At the time of formation of the Joint Venture the Parties shall also establish a management committee to determine overall policies, objectives, procedures, methods and actions for the Joint Venture (the "Management Committee"). The Management Committee shall consist of one member appointed by Enertopia and one member appointed by GCL. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Party shall be made or changed by notice to the other members.

4.04 Each Party, acting through its appointed member in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Ownership Interest. The representative of the Party whose Ownership Interest is equal to, or greater than, 51% at any time will be the chairperson of Management Committee meetings and will have a casting vote.

4.05 The Management Committee shall hold regular meetings annually at agreed places. The Manager shall give seven (7) days’ notice to the Party of such meetings. Additionally, either Party may call a special meeting upon thirty (30) days’ notice to the other Party. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Party is present; provided, however, that if a Party fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Party is represented by at least one appointed member, and a vote of such Party shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(a)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Party may call the next meeting upon two (2) days’ notice to the other Party.

(b)

Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Party calling the meeting in the case of a special meeting, but any matters may be considered if either Party adds the matter to the agenda at least three (3) days before the meeting or with the consent of the other Party. The Manager shall prepare minutes of all meetings and each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.06 In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 4.05. The Management Committee may also take actions in writing signed by all members.

4.07 Except as otherwise delegated to the Manager in Section 4.08, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions for the Joint Venture. The Management Committee shall decide every question submitted to it by a vote.

4.08 Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

(a)	The Manager shall manage, direct and control Operations.

(b)

The Manager shall keep the Joint Venture Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Joint Venture Assets.

(c)

The Manager shall obtain and maintain for itself and at its own cost, such insurance, with such limits and deductibles, as would normally be maintained by a reasonably prudent manager in the circumstances.

(d)

The Manager shall keep the other Party advised of all Operations by submitting in writing to the other Party a report every 30 days. At all reasonable times the Manager shall provide the other Party access to, and the right to inspect and copy all production reports, operations and other information acquired in Operations.

(e)	The Manager shall allow the other Party, at such Party’s sole risk and expense, and subject to the Manager’s safety regulations, to inspect the Property and Operations at all reasonable times.

(f)	The Manager shall make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Joint Venture Assets and the Business.

(g)	The Manager shall pay all Taxes, assessments and like charges on Operations and the Business.

(h)	The Manager shall:

(i)	apply for all necessary permits, licenses and approvals;

(ii)	comply with applicable Laws in all substantial respects; and

(iii)	notify promptly the Management Committee of any allegations of substantial violation thereof.

4.09 The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in substantial accordance with sound industry standards and practices, and in substantial accordance with the terms and provisions of applicable leases, licenses, permits, contracts and other agreements pertaining to the Business and/or the Joint Venture Assets. The Manager shall not be liable to the other Party for any act or omission resulting in damage or loss unless the same is a result of the Manager’s wilful misconduct or negligence.

5. ACQUISITION OF OWNERSHIP INTEREST AND MORTGAGE

5.01 Enertopia may acquire up to a 75% Ownership Interest in the Business by satisfying the requirements set out in this Section 5.01:

a)	Payment of $100,000 at the time of execution of the LOI (Completed);

b)

Either concurrently with or immediately following the Execution Date, Enertopia shall complete the following in return for which Enertopia will be granted and vested with a 49% Ownership Interest in the Business:

	(i)	issue to GCL an aggregate of 10,000,000 common shares of Enertopia ("Shares"); and

(ii)

pay to GCL the aggregate sum of $500,000, the full amount of which, less the sum of $113,400 payable to Wolverton Securities as a finder's fee, shall be used by GCL to upgrade the Business as may be necessary pursuant to MMPR requirements or as may otherwise be required to advance the Business.

c)

An aggregate of 6,400,000 of the Shares issued pursuant to Section 5.01(b)(i) shall be held in escrow (the "Escrow Shares") by Enertopia's solicitors until the Effective Date. Upon occurrence of the Effective Date, Enertopia will cause its solicitors to release the Escrow Shares from escrow.

d)

On or before the first anniversary of the Execution Date, Enertopia shall pay the sum of $250,000 to GCL and issue 3,000,000 Shares to GCL, in return for which Enertopia will be granted and vested with an additional 2% Ownership Interest for a total Ownership Interest of 51% at such time.

e)

On or before the second anniversary of the Execution Date, pay the sum of $150,000 to GCL and issue 3,000,000 Shares to GCL, in return for which Enertopia will be granted and vested with an additional 9% Ownership Interest for a total Ownership Interest of 60% at such time.

f)

Upon earning a 60% Ownership Interest on or before the second anniversary of the Execution Date in accordance with Sections 5.01(d) and (e), Enertopia shall have the option to acquire an additional 15% Ownership Interest through the issuance of an additional 3,000,000 Shares to GCL on or before the third anniversary of the Execution Date.

g)	In the event the Effective Date does not occur within twelve (12) months from the Execution Date:

(i)

GCL shall return all Shares issued to it by Enertopia pursuant to this Agreement other than 3,600,000 Shares of the 10,000,000 Shares issued pursuant to Section 5.01(b)(i) (comprised of 1,800,000 Shares issued to Wolverton Securities and 1,800,000 Shares issued to GCL) which GCL shall be entitled to retain;

	(ii)	The Management Agreements (as hereinafter defined) shall terminate immediately and Enertopia shall have no further obligation with respect to the Management Compensation (as hereinafter defined); and

(iii)

This Agreement shall terminate and Enertopia will be released from all obligations under this Agreement and GCL will also be so released provided that it has fulfilled its obligation pursuant to this Section 5.01(g)

5.02 For greater certainty, Shares issued pursuant to Section 5.01 shall be registered in such names as GCL may direct and all cash payments made pursuant to Section 5.01 are payable directly to GCL by way of wire transfer.

6. OPERATION OF JOINT VENTURE

6.01 During the period commencing on the Execution Date until the third anniversary of the Execution Date, GCL may enter into certain management agreements (the "Management Agreements") with certain employees or consultants of GCL pursuant to which such individuals will receive compensation of $5,000 per month for a period to be specified in the applicable Management Agreement (the "Management Compensation"). The Management Compensation shall be payable out of the gross profits of the Business provided however that any shortfall due to insufficient gross profits shall be paid by Enertopia.

6.02 Funds required from time to time by the Parties to operate the Business will be obtained, to the greatest extent possible, by borrowing from a chartered bank or other institutional lender. If a Party wishes to obtain a Joint Venture Loan, they shall first provide the other Party with particulars of the terms of any such proposed Joint Venture Loan including the amount of any commitment or other loan fees, the security required by the lender and other terms and conditions, and shall not finalize any such Joint Venture Loan without the prior written approval of the other Party, such approval not to be unreasonably delayed or withheld.

6.03 Any Joint Venture Loan entered into in accordance with Section 6.03 hereof shall be borne by the Parties hereto pro rata in proportion to their Ownership Interest at the time of demand for payment by such bank or institution and if any of the Parties discharge any liabilities of the Parties either directly or pursuant to such guarantee given hereunder then the Party discharging the liabilities shall have the right to be reimbursed by the Party or Parties not so contributing so that in the end result each of the Parties shall have contributed in proportion as aforesaid.

6.04 Commencing on the Execution Date, the Net Profits shall be distributed to each of the Parties in proportion to their respective Ownership Interests on a quarterly basis provided however for the 12 months following the Effective Date each party shall re-invest 80% of the portion of Net Profits received by it back into the Business for the further development of the Business. Thereafter any reinvestment of Net Profits by the Parties shall be determined by the Management Committee. The Parties agree to the estimated Cash Flow calculation for the 12 months following the Execution Date set forth in Schedule "B" hereto.

6.05 If funds are required for the operation of the Business, or other expenses related to the Business, then the Parties agree to advance such funds in accordance with their Ownership Interest (the "Contribution"), upon the demand of either Party.

6.06 If either Party (the "Defaulter") fails to provide his or her Contribution within 10 business days from the date required by the other Party (the "Deficiency"), then the Party who has paid its Contribution may give written notice to the Defaulter to pay its Deficiency. If such Defaulter does not pay its Deficiency within 45 days of such notice, that Party making its own Contribution as required (the "Contributor") will not be required to but may pay all or any part of the Deficiency on behalf of the Defaulter. If the Contributor pays all or any part of the Deficiency on behalf of the Defaulter:

(a)

The total amount advanced by the Contributor on behalf of the Defaulter will be aggregated from time to time and interest will accrue on the same from the date or dates of such contribution at a rate of interest equal to that charged by the Royal Bank of Canada’s prime rate plus three percent. Such total amount and all interest accrued and unpaid thereon from time to time will be herein called the "Deficiency Contribution";

(b)	Any Deficiency Contribution will be Payable by the Defaulter to the Contributor on demand by the Contributor.

6.07 Each Party agrees to indemnify and save harmless the other from and against any loss, costs or damages it may suffer as a result of its failure to pay for its Ownership Interest of the amounts due and owing under the Business.

7. RESTRICTIONS ON TRANSFER/RIGHT OF FIRST REFUSAL

7.01 Except as otherwise expressly permitted in this Agreement:

(a)

no Party shall, at any time during the course of this Agreement, sell, transfer or otherwise dispose of or offer to sell, transfer or otherwise dispose of any of its Ownership Interest unless that Party (the "Offeror") first offers by notice in writing (the "Offer") to the other Parties (the "Others") pro rata in accordance with their Ownership Interest the prior right to purchase, receive or otherwise acquire the same;

(b)	the Offer shall set forth:

	(i)	the Ownership Interest offered for sale;

	(ii)	the consideration therefor expressed only in lawful money of Canada;

	(iii)	the terms and conditions of the sale; and

	(iv)	that the Offer is open for acceptance for a period of sixty days after receipt of such Offer by the Others;

(c)

any of the Others may accept such Offer and by such acceptance specify any additional portion of the Ownership Interest offered for sale that such Party is prepared to purchase in the event that any of the Others fail to accept such Offer and, if any of the Others fail to accept such Offer, such Party (pro rata if more than one) shall be entitled to purchase such additional portion of the Ownership Interest as shall be so available;

(d)

if, and to the extent the Offer is not accepted, the Offeror may sell, transfer or otherwise dispose of his remaining Ownership Interest to any other person, firm or corporation (the "Third Party") only for the consideration and upon the terms and conditions as set out in the Offer but only within the period of ninety days after the expiry of the period for acceptance by the Others and, if the Offeror does not do so, the provisions of this Section 6.0l will again become applicable to the sale, transfer or other disposition of his Ownership Interest and so on from time to time;

(e)

no disposition of any Ownership Interest in the Business permitted by this Section 6.01 shall be made unless the Third Party shall have entered into an agreement with the Others by which the Third Party shall be bound by and entitled to the benefit of the provisions of this Agreement and other Others shall enter into such an agreement; and

(f)

any Party who shall have disposed of all of their Ownership Interest in compliance with the provisions of this Agreement shall be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

7.02 Except as specifically provided herein, no Party shall mortgage, pledge, charge, hypothecate or otherwise encumber their Ownership Interest or any part thereof without the prior written consent thereto of the other Parties, which consent may be arbitrarily withheld.

7.03 Notwithstanding any other provision of this Agreement, no Party shall be entitled to sell, transfer or otherwise dispose of any of their Ownership Interest or any part thereof without first obtaining the consent of the other Parties, if such action would permit any other party to accelerate or demand the payment of any Joint Venture Loan.

8. DEFAULT

8.01 It is an event of default (a "Default") if a Party (the "Defaulting Party", the other Parties being the "Non-Defaulting Parties"):

(a)

fails to observe, perform or carry out any of his obligations hereunder and such failure continues for 30 days after any of the Non-Defaulting Parties have, in writing, demanded that such failure be cured;

(b)	fails to take reasonable actions to prevent or defend assiduously any action or proceeding in relation to any of their Ownership Interest for seizure, execution or attachment or which claims:

	(i)	possession;

	(ii)	sale;

	(iii)	the appointment of a receiver or receiver-manager of its assets; or

	(iv)	forfeiture or termination;

of or against any of the Ownership Interest of the Defaulting Party, and such failure continues for 30 days after a Non-Defaulting Party has, in writing, demanded that the same be taken or the Defaulting Party fails to defend successfully any such action or proceeding;

(c)	becomes bankrupt or commits an act of bankruptcy or if a receiver or receiver- manager of his assets is appointed or makes an assignment for the benefit of creditors or otherwise;

(d)	fails after fourteen days' notice in writing to the other to resolve by agreement a course of conduct requiring approval of the Parties in accordance with Section 8.01 hereof.

8.02 In the event of a Default, the Non-Defaulting Parties may do any one or more of the following:

(a)

pursue any remedy available to them in law or in equity, it being acknowledged by each of the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b)

take all actions in their own names or in the name of the Defaulting Party or the Parties as may reasonably be required to cure the Default, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Party to the Non-Defaulting Parties on demand with interest at the Royal Bank of Canada prime commercial rate of interest for its most creditworthy customers plus 6% per annum;

(c)	implement the buy-sell procedure as set out in Section 9.01 hereof;

(d)	waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

9. BUY-SELL PROCEDURE

9.01 If any of the Parties are desirous of purchasing the Ownership Interest of a Defaulting Party as defined in Section 8.02 hereof, the transaction shall be initiated and completed in the following manner. The said party (hereinafter referred to as the "Offeror") shall give to the other party (hereinafter referred to as the "Offeree") notice in writing which shall contain the following terms and provisions:

(a)	the price for the Ownership Interest to be sold;

(b)	an offer to buy all of the Ownership Interest owned by the Offeree at a fixed price determined solely by the Offeror;

(c)	an offer to sell all of the Ownership Interest owned by the Offeror to the Offeree at a fixed price determined solely by the Offeror;

(d)	payment of an amount equal to the total purchase price in cash or by certified cheque on closing.

9.02 Upon receipt of the notice, the Offeree may, within a period of 30 days thereafter, accept either one of the offers contained in the notice and shall give written notification to the Offeror accepting either the Offeror's offer to purchase or the Offeror's offer to sell as contained in the notice.

9.03 The individual parties hereto agree that failure to accept within the time limited as aforesaid shall be for all intents and purposes be deemed to have been a rejection of the Offeror's offer to purchase in the same manner as if the Offeree had, in fact, rejected such offer to purchase by notice in writing. The appropriate offer in accordance with the foregoing and acceptance thereof by either notice in writing or the failure of the Offeree to accept the same shall be deemed to constitute a binding agreement of purchase and sale as set out in the Offeror's notice and in the terms and provisions of this Agreement. The transaction or transactions of purchase and sale arising from the foregoing shall be completed within sixty days after acceptance.

9.04 In the event of a sale of an Ownership Interest in the said Business as herein provided for, the party selling shall in this Section be referred to as the "Seller" and the party purchasing shall in this Section be referred to as the "Purchaser", and the following additional provisions shall apply:

(a)	the date scheduled for closing (the "Closing") may be at any earlier date agreed to and fixed by the individual parties hereto;

(b)	any amount payable under the agreement of purchase and sale or other agreed transaction shall be paid by way of cash or by way of certified cheque;

(c)

if, upon the date set for Closing, the Parties shall be indebted to the Seller in an amount recorded on the books of the Parties and verified by the auditors/accountants of the Parties, such indebtedness shall be paid to the Seller by the Parties at the time of Closing;

(d)

if, upon the date set for Closing, the Seller shall be indebted to the Parties in an amount so recorded and verified, the Purchaser shall be entitled under the purchase price to pay, satisfy and discharge all or any portion of such indebtedness and to receive and to take credit against the purchase for the amount or amounts so paid on account of such indebtedness;

(e)

if, on the date of Closing, the Seller is responsible on any covenant for the liabilities of Business the Purchaser shall procure for the Seller and deliver to him at the time of closing releases from any such covenants or guarantees or, failing that, shall indemnify the Seller from any claim, action, demand or liability that may arise by reason of such covenants or guarantees;

(f)

if, on the date of Closing, the Seller shall have any securities lodged with any person, including the Parties' bankers, to secure any indebtedness of the Parties, then the Purchaser shall deliver the same free and clear of any claims in connection with such indebtedness to the Seller. In the event the Purchaser is unable to deliver the same, then the Purchaser shall execute all such documents as may be reasonably required in order to indemnify and save harmless the Seller in relation thereto;

(g)

if, on the date of Closing, the Seller shall, for any reason, fail or refuse to complete the transaction, the Purchaser shall have the right upon such default without prejudice to any other rights which the Purchaser may have, upon payment by the Purchaser of the balance due on closing (less or plus any adjustment herein permitted) to the credit of the Seller in any chartered bank in the Province of British Columbia or the solicitors for the Business on behalf of and in the name of the Seller to complete the transaction as aforesaid and the Seller hereby irrevocably constitutes the Purchaser the true and lawful attorney of the Seller to complete the transaction and to execute any and every document necessary in that behalf;

(h)	between the date of any offer and the date of Closing of any ensuing transaction neither the Seller nor the Purchaser shall do or cause to be done anything except in the ordinary course of business;

(i)

notwithstanding any term or provision of this Agreement to the contrary, once any of the sale provisions hereinbefore referred to are invoked or become operative pursuant to the provisions of this Agreement, no other offer or notice of sale or intention to sell shall be given or accepted until the Closing or termination of the ensuing transaction.

10. NO PARTNERSHIP

10.01 Except as otherwise expressed in this Agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Parties. It is intended that this Agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

11. FINANCIAL

11.01 GCL agrees to change its fiscal year-end to August 31 on or before the Effective Date.

11.02 Each Party shall be responsible for and pay their own respective corporate and personal tax and duty obligations, whether in Canada, the United States, or elsewhere, and each of the Parties shall hold the other and the Joint Venture harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation.

11.03 The books of account of the Business shall be maintained on an accrual basis in accordance with Generally Accepted Accounting Principles, consistently applied, and shall show all items of income and expense, all assets and liabilities and the contribution accounts of the Parties.

11.04 GCL shall:

(a)

cause to be prepared and furnished to Enertopia promptly after the close of each fiscal period a balance sheet of the Business dated as of the end of the fiscal period, a related statement of income or loss and a related statement of source and application of funds for the Business for such fiscal period, all of which shall be certified in the customary manner by the Auditor, and the same information for the fiscal period as is required to be included in the periodic reports referred to in (b) below.

(b)

upon request by Enertopia from time to time, provide to Enertopia any information about the business and activities of the Business necessary for the tax returns of Enertopia or other information on the business and affairs of the Business as may be reasonably requested by Enertopia.

11.05 Any Party shall have the right from time to time at all reasonable times during usual business hours and without causing a material disruption of the Business, to audit, examine and make copies of or extracts from all records relating to the Business. Such right may be exercised through any agent or employee of such Party designated by it, or by independent accountants designated by such Party. Such Party shall bear all expenses incurred in any such audit or examination or for copies or extracts made at such Party's request.

12. CONFIDENTIALITY

12.01 The making of this Agreement and the consummation of the transactions contemplated in this Agreement will be maintained as strictly confidential, and subject to the requirement of law and of governmental and regulatory authorities, none of the Parties will make any disclosure concerning the terms or conditions of this transaction or any other aspect of their dealings, including, but not limited to, information relating to finances, customers, technologies, or trade secrets except with the written consent of the other Parties or as is necessary in order to carry out their respective contributory duties under the terms of this Agreement.

12.02 The above restrictions will not apply to any information that:

(a)	is in the public domain through no fault of the recipient;

(b)	is authorized for disclosure by the disclosing Party;

(c)	is received by the recipient from another unrestricted source;

(d)	is independently developed by the recipient; or

(e)	is lawfully required to be disclosed by a court or other judicial proceeding in any jurisdiction.

12.03 The Parties agree that because monetary damages alone would be insufficient to consummate for a breach of these confidentiality provisions, any Party may seek any judicial, nonjudicial or extraordinary relief available in any court with competent jurisdiction to prevent the breach of these provisions. This remedy is in addition to any other remedies that may be available.

13. GENERAL PROVISIONS

13.01 This Agreement shall terminate:

(a)	if either Party sells or otherwise disposes of its Ownership Interest in the Business;

(b)

The Parties, acting together, collectively sell the Business after which this Agreement will cease to have any effect or be binding upon the parties except in respect of the resolution of the rights and obligations of the parties during the period prior to such sale and the payment of all monies between the parties arising as a result;

(c)	if the Parties hereto consent in writing to the termination hereof; or

(d)	in accordance with Section 5.01(g) hereof.

13.02 Enertopia, GCL and Selenski shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

13.03 The provisions herein constitute the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, including the LOI, between the Parties with respect to the subject matter hereof.

13.04 If any provision of this Agreement is unenforceable or invalid for any reason whatever, it shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

13.05 Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, courier service or by electronic communication, capable of producing a printed transmission to or delivered at the address of the other party first written above or at such other address as any of the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed or couriered, forty-eight hours after the time of mailing or if sent by electronic communication on the date of such communication. If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

13.06 Time shall be of the essence hereof.

13.07 This Agreement shall be governed by and construed in accordance with the laws in force in the Province of British Columbia from time to time.

13.08 Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act of British Columbia and the determination of such arbitrator shall be final and binding upon the parties hereto.

13.09 Enertopia, GCL and Selenski agree and acknowledge that this Agreement has been prepared by Macdonald Tuskey, Corporate & Securities Lawyers, who act solely for Enertopia with respect to this Agreement and who offer no legal advice to GCL or Selenski and that Macdonald Tuskey and Enertopia have requested that each of GCl and Selenski seek and obtain independent legal advice in connection with the review and execution of this Agreement, if required.

13.10 The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

13.11 Wherever the singular or the masculine is used throughout this Agreement the same shall be construed as being the plural or the feminine or the neuter or the body politic or corporate where the context so requires. The headings immediately preceding each paragraph are inserted for the purpose of convenience only and are to be excluded from any construction or interpretation of this Agreement.

13.12 Each of Enertopia, GCL and Selenski shall make, do and execute or cause to be made, done or executed all such further things, acts, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

13.13 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective personal representatives, successors and permitted assigns.

13.14 This Agreement may be signed by facsimile, pdf email attachment or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement

-Signature Page Follows-

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ENERTOPIA CORPORATION by its authorized signatory

Per:
Authorized Signatory
GREEN CANVAS LTD.
by its authorized signatory
Per:
Authorized Signatory

(Witness)	TIM SELENSKI

SCHEDULE "A"
List of Assets

List of assets

The Green Canvas Ltd.
As of Feb 25, 2014

Assets	Amount in Dollars
Cash - checking accounts	$50,000
current stock; medicinal product	40,000
growing lights; 70 lights. 1000watt,600 watt,	30,000
growing equipment;fans,dehumidifiers,ac units, co2 unit	15,000
office equipment; packaging,computers,	4,000
water equipment: RO systems	3,500
strain genetics;	15,000
pots for the plants	7,500
alarm system	25,000
green houses; 3 of them, 80ft x 20ft	15,000
tools	5,000
truck	3,000
auto clave	1,200

Other assets (specify)	-
Total Assets	$214,200

Liabilities	Amount in Dollars
Current Debt (Credit cards, Accounts)	$-
Notes payable (describe below)	-
Taxes payable	-
Real estate mortgages (describe)	-
Other liabilities (specify)	-
Other liabilities (specify)	-
Total Liabilities	$-

Net Worth	$214,200

SCHEDULE "B"

Estimated Cash Flow Calculation for the 12 months from the Execution Date

SCHEDULE "C"

Restrictive Legends

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is 4 months and one day from initial issuance of the security].

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.